EXHIBIT 5









December 23, 1998


Union Camp Corporation
1600 Valley Road
Wayne, NJ  07470

Attn:

Re:    Union Camp Corporation
       4,170,680 Shares of
       Common Stock
-------------------------------------------

Dear Sirs:

          We are familiar with the proceedings taken and proposed to be taken by Union Camp Corporation, a Virginia corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of 4,170,680 shares of its common stock, $1.00 par value (the "Common Stock"), issuable pursuant to the Company's 1989 Stock Option and Stock Award Plan (the "Plan").

          We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

          Based on the foregoing, it is our opinion that the 4,170,680 shares of Common Stock referred to above have been duly authorized by the Company and, when (x) issued pursuant to the Plan and (y) in the case of options exercisable for Common Stock, the purchase price thereof has been paid in full, such shares of Common Stock will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                                                     Very truly yours,





                                                     /s/ White & Case LLP

KK:JMC